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                                                                    Exhibit 99.8

Numerex Purchases Cingular Interest in Cellemetry LLC

Includes the Buy-Back of 625,000 Shares of Numerex Common Stock

In Conjunction With Purchase of Cingular 40% Minority Interest

ATLANTA, March 31 /PRNewswire-FirstCall/ -- Numerex Corp. (Nasdaq: NMRX) today announced the purchase of Cingular's 40% interest in Cellemetry LLC, a joint venture formed in 1998, and the 625,000 shares of Numerex common stock owned by Cingular for $5 million. The Company issued a secured note for $5 million payable through December 15, 2004 in three payments beginning in December 15, 2003 with interest accruing at 8%. The transaction gives Numerex full ownership of Cellemetry LLC and its subsidiary, Uplink Security Inc., while simultaneously reducing Numerex's shares outstanding by 5.5%.

"The Cingular transaction clearly underscores our belief in the future of our wireless data business and the viability of our recurring revenue financial model," said Stratton Nicolaides, chairman and CEO of Numerex. "We have set our strategic course with a clear-cut mission of growing our wireless telemetry business with a focus on our direct market drivers, such as Uplink(SM) Security and MobileGuardian(TM). We believe that our end-to-end wireless solutions combined with the network connections added by our value- added resellers and strategic partners, provides Numerex an optimal path to bring real value back into the Company's stock, despite the difficult economic environment. Cingular has been supportive and constructive throughout this several-month negotiating process, and we look forward to continuing our long- standing relationship."

The Company is currently seeking to raise capital sufficient to meet its obligations, both for general operational purposes and to meet the agreed upon payment schedule contained in the Cingular transaction. Numerex has secured a line of credit from Alethea Limited Partnership, a company affiliated with its chairman and CEO, Stratton Nicolaides. Alethea has agreed to extend a $1 million line of credit for a period of one year, primarily to be used for working capital purposes at a fixed rate of 10% with no commitments fees, and secured by a pledge of the stock and assets of Digilog, Inc., a Numerex wholly-owned subsidiary. The Company believes that this line of credit should provide it with sufficient liquidity to fund its operations through the balance of the year.

The Company also announced that it has retained investment-banking firm Jefferies & Company, Inc. as its financial advisor to assist the Board of Directors in reviewing a range of potential financial and strategic alternatives, including capital raising as well as potential divestitures of non-core assets. The divestiture of these non-core assets are expected to generate additional capital that can be used for both working capital and general corporate purposes, including meeting its debt obligations to Cingular. Of course, there are no assurances that an asset sale will occur or that if a sale occurs it will generate proceeds sufficient to meet its debt obligations.

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About Cellemetry(R)

Cellemetry(R) provides two-way, wireless data connectivity for a variety of machine-to-machine communications that remotely monitor, measure, or track fixed and mobile assets. The Cellemetry(R) patented technology has been licensed to strategic partners and application developers providing a broad range of solutions widely available across North and South America.

About Numerex

Numerex (Nasdaq: NMRX) is a technology company comprised of operating subsidiaries that develop and market a wide range of wireless and wireline communications products and services. The Company's primary focus is wireless data communications utilizing proprietary network technologies. Numerex primarily offers products and services in wireless data communications through Cellemetry(R) and Data1Source(TM), and digital multimedia through PowerPlay(TM). These services enable customers around the globe to monitor and move information for a variety of applications from home and business security to distance learning. In addition, the Company offers wireline alarm security products and services, as well as telecommunications network operational support systems. For more information on Numerex, please visit our Web site at: www.nmrx.com

Statements contained in this press release concerning Numerex that are not historical fact are "forward-looking" statements and involve important risks and uncertainties. Such risks and uncertainties, which are detailed in Numerex's filings with the Securities and Exchange Commission, could cause Numerex's results to differ materially from current expectations as expressed in this press release.